BJ’s Wholesale Club Holdings, Inc. Announces Fourth Quarter and Fiscal 2019 Results
Provides Outlook for Fiscal 2020 and Launches Project Momentum

•	Net sales increased by 1.5% for the fourth quarter of fiscal 2019 to $3.4 billion and by 1.3% to $12.9 billion for fiscal 2019.

•	Comparable club sales, excluding gasoline sales, increased by 0.3% for the fourth quarter of fiscal 2019 and 1.3% for fiscal 2019.

•	Net income was $187.2 million, or $1.35 per diluted share for fiscal 2019, reflecting 29% year-over-year growth.

•	Adjusted net income was $203.4 million, or $1.46 per diluted share, for fiscal 2019, reflecting 10% year-over-year growth.

Westborough, MA (March 5, 2020) – BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) (the "Company") today announced its financial results for the thirteen and fifty-two weeks ended February 1, 2020.

"Fiscal 2019 was a solid year, anchored by foundational work to expand our omni capabilities and to enhance the quality of our membership, which will enable us to deliver growth and continue to transform the Company," said Christopher J. Baldwin, Executive Chairman. "As we look ahead, we are well positioned to build on this foundation and remain confident in the fundamentals of our business and our long-term prospects."

Lee Delaney, President and Chief Executive Officer, said: "Our priority is to accelerate growth moving forward. I'm excited about the opportunities ahead and I look forward to executing against our strategic priorities and delivering value to members and shareholders."

Key Measures for the Thirteen Weeks Ended February 1, 2020 (Fourth Quarter of Fiscal 2019) and for the Fifty-Two Weeks Ended February 1, 2020 (Fiscal 2019):

BJ'S WHOLESALE CLUB HOLDINGS, INC.
(Amounts in thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended		52 Weeks Ended	52 Weeks Ended
	February 1, 2020	February 2, 2019	% Growth	February 1, 2020	February 2, 2019	% Growth
Net sales	$3,394,761	$3,343,814	1.5%	$12,888,556	$12,724,454	1.3%
Membership fee income	77,564	73,068	6.2%	302,151	282,893	6.8%
Total revenues	3,472,325	3,416,882	1.6%	13,190,707	13,007,347	1.4%

Operating income	81,844	109,882	(25.5)%	352,199	303,453	16.1%
Income from continuing operations	42,183	63,713	(33.8)%	187,757	127,092	47.7%
Adjusted EBITDA (a)	150,217	165,369	(9.2)%	581,624	578,426	0.6%
Net income	41,763	64,307	(35.1)%	187,176	127,261	47.1%
EPS (b)	0.30	0.46	(34.8)%	1.35	1.05	28.6%
Adjusted net income(a)	55,101	62,106	(11.3)%	203,405	186,153	9.3%
Adjusted EPS (a)	0.40	0.44	(9.1)%	1.46	1.33	9.8%
Basic weighted average shares outstanding	135,793	135,910	(0.1)%	136,174	116,599	16.8%
Diluted weighted average shares outstanding	138,266	139,708	(1.0)%	139,109	121,135	14.8%

(a)	See “Note Regarding Non-GAAP Financial Information”

(b)	EPS represents earnings per diluted share

Project Momentum:

•
In the fourth quarter of fiscal 2019, we launched Project Momentum, a cost reduction program which is expected to generate savings over the next two years, enabling us to invest more aggressively behind growth opportunities. These investments will be disciplined, growth oriented and anchored in the strategic pillars - acquire and retain members; deliver value to keep them engaged; make it more convenient to shop and expand our reach.

Additional Highlights:

•
Comparable club sales for the fourth quarter of fiscal 2019 increased 0.5%, compared to the fourth quarter of fiscal 2018. Comparable club sales, excluding the impact of gasoline sales increased 0.3% compared to the fourth quarter of fiscal 2018. Comparable club sales for fiscal 2019 increased 0.7%, compared to fiscal 2018. Comparable club sales, excluding the impact of gasoline sales, increased 1.3% compared to fiscal 2018.

•
Gross profit decreased to $622.2 million in the fourth quarter of fiscal 2019 from $628.9 million in the fourth quarter of fiscal 2018. Gross profit increased to $2,426.8 million in fiscal 2019 from $2,360.9 million in fiscal 2018. Merchandise gross margin rate, which excludes gasoline and membership fee income, increased by approximately 20 basis points over the fourth quarter of fiscal 2018 and by approximately 30 basis points over fiscal 2018. The improvement was primarily driven by continued progress in our category profitability improvement program.

•
Selling, general and administrative expenses ("SG&A") increased to $536.0 million in the fourth quarter of fiscal 2019, compared to $517.0 million in the fourth quarter of fiscal 2018. SG&A included club closing and impairment charges, gains on sales leaseback transactions, severance costs and offering costs that, in the aggregate and as applicable, increased SG&A by $16.8 million in the fourth quarter of fiscal 2019 and $0.7 million in the fourth quarter of fiscal 2018. In fiscal 2019, SG&A increased to $2,059.4 million, compared to $2,051.3 million in fiscal 2018. SG&A included charges associated with stock-based compensation related to the Company’s initial public offering (“IPO”), offering costs, club closing and impairment charges, management fees, gains on sales leaseback transactions, and severance costs that, in the aggregate and as applicable, increased SG&A by $18.7 million for fiscal 2019 and $60.0 million of fiscal 2018. The increase in SG&A reflects continued investments to drive the Company’s strategic priorities.

•
Operating income decreased to $81.8 million, or 2.4% of total revenues in the fourth quarter of fiscal 2019, compared to $109.9 million, or 3.2% of total revenues in the fourth quarter of fiscal 2018. Operating income included club closing and impairment charges, gains on sales leaseback transactions, severance costs and offering costs that, in the aggregate and as applicable, reduced operating income by $16.8 million in the fourth quarter of fiscal 2019 and $0.7 million in the fourth quarter of fiscal 2018. Operating income increased to $352.2 million, or 2.7% of total revenues, in fiscal 2019, compared to $303.5 million, or 2.3% of total revenues in fiscal 2018. Operating income included charges associated with stock-based compensation related to our IPO, offering costs, club closing and impairment charges, management fees, gains on sales leaseback transactions, and severance costs that, in the aggregate and as applicable, reduced operating income by $18.7 million for fiscal 2019 and $60.0 million of fiscal 2018.

•
Interest expense, net, decreased to $26.0 million in the fourth quarter of fiscal 2019, compared to $26.7 million in the fourth quarter of fiscal 2018. During the fourth quarter of fiscal 2019, the Company repriced its first lien term loan facility (the "First Lien Term Loan") and reduced its rate by fifty basis points to LIBOR plus 2.25%. Interest expense in the fourth quarter of fiscal 2019 included $1.8 million of fees and write-off of deferred financing fees associated with the repricing. In fiscal 2019, interest expense, net, decreased to $108.2 million, compared to $164.5 million in fiscal 2018. Interest expense in fiscal 2019 included $3.8 million of fees and write off of deferred fees and original issue discounts associated with partial paydown and repricing of the First Lien Term Loan. Interest expense in fiscal 2018 included $6.2 million in a prepayment penalty and $13.0 million in a write-off of deferred financing costs related to the second lien term loan facility (the "Second Lien Term Loan") that occurred during the second quarter of fiscal 2018 and $6.2 million of expenses associated with the repricing of the First Lien Term Loan and the senior secured asset based revolving credit and term facility (the "ABL Facility") in the third quarter of fiscal 2018.

•
Income tax expense from continuing operations was $13.7 million in the fourth quarter of fiscal 2019, compared to income tax expense of $19.4 million in the fourth quarter of fiscal 2018. The fourth quarter of fiscal 2019 included a benefit of $0.4 million from windfall tax benefits from stock compensation awards compared to $2.7 million in the fourth quarter of fiscal 2018. Income tax expense was $56.2 million in fiscal 2019, compared to $11.8 million in fiscal 2018. Fiscal 2019 included a benefit of $8.8 million from windfall tax benefits related to stock compensation awards, compared to $20.0 million in fiscal 2018.

Fiscal (FY) 2020 Outlook

Outlook
FY Ending January 30, 2021(a)	FY 2020

Net sales	$13.1 - $13.3
Merchandise comparable club sales (b)	1% - 2%
Income from continuing operations	$214 - $237
Adjusted EBITDA	$595 - $625
Interest expense	$85-$90
Tax rate(c)	26% - 28%
Net income	$214 - $237
EPS (d)	$1.55 - 1.72
Capital expenditures	$200 - $220

a)	Amounts in millions, except for per share amounts. Net sales is in billions.

b)	Merchandise comparable club sales are defined as comparable club sales, excluding the impact of gasoline sales.

c)	Tax rate reflects statutory rate of 28.0%, offset by permanent items primarily estimated stock windfall benefits.

d)	Based on estimated diluted weighted average shares outstanding of approximately 138 million.

Conference Call Details

A conference call to discuss the fourth quarter and full year fiscal 2019 financial results is scheduled for today, March 5, 2020, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-274-0290 (international callers please dial 647-689-5405) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://investors.bjs.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online at https://investors.bjs.com and by dialing 800-585-8367 or 416-621-4642 and entering the access code 3294057. The recorded replay will be available until March 12, 2020 and an online archive of the webcast will be available for one year.

About BJ’s Wholesale Club Holdings, Inc.
Headquartered in Westborough, Massachusetts, BJ's Wholesale Club Holdings, Inc. is a leading operator of membership warehouse clubs in the Eastern United States. The company currently operates 217 clubs and 145 BJ's Gas® locations in 17 states.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our strategic priorities; and our anticipated fiscal 2020 outlook, as well as statements that include the words "will", "could", "predict", "continue", "would", “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” or the negative of these terms or other similar expressions. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to: uncertainties in the financial markets, consumer and small business spending patterns and debt levels; our dependence on having a large and loyal membership; domestic and international economic conditions, including exchange rates; our ability to procure the merchandise we sell at the best possible prices; the effects of competition and regulation; our dependence on vendors to supply us with quality merchandise at the right time and at the right price; breaches of security or privacy of member or business information; conditions affecting the acquisition and development; our ability to attract and retain a qualified management team and other team members; costs associated with employees (generally including health care costs), energy and certain commodities, geopolitical conditions (including tariffs); disruptions in merchandise distribution; our ability to identify and respond effectively to consumer trends; the effects of payment related risks, including risks to the security of payment card information; changes in laws related to, or the governments administration of the Supplemental Nutrition Assistance Program or its electronic benefit transfer systems; union attempts to organize our team members; failure or disruption of our primary and back-up systems; our ability to attract and retain a qualified management team and other team members; fluctuation of our comparable club sales and quarterly operating results; changes in our product mix or in our revenues from gasoline sales; the effects of product recalls; our failure to successfully maintain a relevant omnichannel experience for our members; risks related to our growth strategy to open new clubs; risks related to our e-commerce business; risks related to the Coronavirus; and other important factors discussed under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended February 2, 2019 filed with the United States Securities and Exchange Commission (“SEC”) on March 25, 2019, as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information" and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)
	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Net sales	$3,394,761	$3,343,814	$12,888,556	$12,724,454
Membership fee income	77,564	73,068	302,151	282,893
Total revenues	3,472,325	3,416,882	13,190,707	13,007,347
Cost of sales	2,850,106	2,787,937	10,763,926	10,646,452
Selling, general and administrative expenses	535,950	517,010	2,059,430	2,051,324
Pre-opening expense	4,425	2,053	15,152	6,118
Operating income	81,844	109,882	352,199	303,453
Interest expense, net	25,956	26,748	108,230	164,535
Income from continuing operations before income taxes	55,888	83,134	243,969	138,918
Provision for income taxes	13,705	19,421	56,212	11,826
Income from continuing operations	42,183	63,713	187,757	127,092
Income (loss) from discontinued operations, net of income taxes	(420)	594	(581)	169
Net income	$41,763	$64,307	$187,176	$127,261
Income per share attributable to common stockholders - basic:
Income from continuing operations	$0.31	$0.47	1.38	$1.09
Income (loss) from discontinued operations	—	—	(0.01)	—
Net income	$0.31	$0.47	$1.37	$1.09
Income per share attributable to common stockholders - diluted:
Income from continuing operations	$0.31	$0.46	$1.35	$1.05
Income (loss) from discontinued operations	(0.01)	—	—	—
Net income	$0.30	$0.46	$1.35	$1.05
Weighted average number of shares outstanding:
Basic	135,793	135,910	136,174	116,599
Diluted	138,266	139,708	139,109	121,135

BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	February 1, 2020	February 2, 2019
ASSETS
Current assets:
Cash and cash equivalents	$30,204	$27,146
Accounts receivable, net	206,353	194,300
Merchandise inventories	1,081,502	1,052,306
Prepaid expenses and other current assets	41,961	63,454
Total current assets	1,360,020	1,337,206

Operating lease right-of-use assets, net	2,060,059	—
Property and equipment, net	760,208	748,778
Goodwill	924,134	924,134
Intangibles, net	146,985	200,870
Other assets	18,374	28,297
Total assets	$5,269,780	$3,239,285

LIABILITIES
Current liabilities:
Current portion of long-term debt	$343,377	$254,377
Current portion of operating lease liabilities	123,751	—
Accounts payable	786,412	816,880
Accrued expenses and other current liabilities	547,876	506,431
Total current liabilities	1,801,416	1,577,688

Long-term lease liabilities	1,986,790	—
Long-term debt	1,337,308	1,546,471
Deferred income taxes	46,200	36,937
Other noncurrent liabilities	152,410	280,273

STOCKHOLDERS' DEFICIT	(54,344)	(202,084)
Total liabilities and stockholders' deficit	$5,269,780	$3,239,285

BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)
	52 Weeks Ended February 1, 2020	52 Weeks Ended February 2, 2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$187,176	$127,261
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	157,000	162,223
Amortization of debt issuance costs and accretion of original issue discount	5,172	6,556
Debt extinguishment and refinancing charges	2,167	23,602
Impairment charges	13,306	3,962
Other non-cash items, net	2,028	2,362
Stock-based compensation expense	18,796	57,677
Deferred income tax provision (benefit)	10,246	(12,314)
Increase (decrease) in cash due to changes in:
Accounts receivable	(12,053)	(3,976)
Merchandise inventories	(29,196)	(33,168)
Accounts payable	(32,962)	49,114
Accrued expenses	18,134	24,380
Other operating assets and liabilities, net	15,329	19,424
Net cash provided by operating activities	355,143	427,103
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment, net of disposals	(196,901)	(145,913)
Proceeds from sale leaseback transaction	21,606	—
Net cash used in investing activities	(175,295)	(145,913)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long term debt	(14,829)	(36,167)
Paydown of First Lien Term Loan and extinguishment of Second Lien Term Loan	(200,000)	(975,633)
Net borrowings on ABL Facility	89,000	72,000
Debt issuance costs paid	(21)	(982)
Dividends paid	(25)	(25)
Net cash received (paid) from stock option exercises	11,072	(14,240)
Net cash received from Employee Stock Purchase Program (ESPP)	1,728	—
Acquisition of treasury stock	(67,305)	(19,109)
Net proceeds from stock issuance	—	685,889
Proceeds from financing obligations	4,202	—
Other financing activities	(612)	(731)
Net cash used in financing activities	(176,790)	(288,998)
Net increase (decrease) in cash and cash equivalents	3,058	(7,808)
Cash and cash equivalents at beginning of period	27,146	34,954
Cash and cash equivalents at end of period	$30,204	$27,146

Note Regarding Non-GAAP Financial Information
This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow and net debt and net debt to LTM adjusted EBITDA.
We define adjusted net income as net income attributable to common stockholders adjusted for: stock-based compensation related to the IPO; offering costs; management fees; club closing and impairment charges; reduction in force severance; gain on sale leaseback transactions; charges related to debt restructurings and retirements; the windfall tax benefit from stock exercises; and the tax impact of the foregoing adjustments on net income.
We define adjusted net income per diluted share as adjusted net income divided by the weighted average diluted shares outstanding .
We define adjusted EBITDA as income from continuing operations before interest expense, net, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: stock-based compensation expense; pre-opening expenses; management fees; non-cash rent; strategic consulting; offering costs; club closing and impairment charges; reduction in force severance and other adjustments.
We define free cash flow as net cash provided by operating activities less additions to property and equipment, net of disposals plus proceeds from sale leaseback transaction.
We define net debt as total debt outstanding less cash and cash equivalents.
We define net debt to LTM adjusted EBITDA as net debt at the balance sheet date divided by adjusted EBITDA for the trailing twelve-month period.
We present adjusted net income, adjusted net income per diluted share and adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe such measures assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, adjusted EBITDA excludes pre-opening expenses, because we do not believe these expenses are indicative of the underlying operating performance of our clubs. The amount and timing of pre-opening expenses are dependent on, among other things, the size of new clubs opened and the number of new clubs opened during any given period.

Management believes that adjusted net income, adjusted net income per diluted share and adjusted EBITDA are helpful in highlighting trends in our core operating performance compared to other measures, which can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We use adjusted net income, adjusted net income per diluted share and adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies; to make budgeting decisions; and to compare our performance against that of other peer companies using similar measures. We also use adjusted EBITDA in connection with establishing discretionary annual incentive compensation.
We present free cash flow, which is not a recognized financial measure under GAAP, because we use it to report to our board of directors and we believe it assists investors and analysts in evaluating our liquidity. Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure. We present net debt and net debt to LTM adjusted EBITDA, which are not recognized as financial measures under GAAP, because we use them to report to our board of directors and we believe they assist investors and analysts in evaluating our borrowing capacity. Net debt to LTM adjusted EBITDA is a key financial measure that is used by management to assess the borrowing capacity of the Company.

You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net income, adjusted net income per diluted share, adjusted EBITDA and net debt to LTM adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or like some of the adjustments in our presentation of these metrics. Our presentation of adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA should not be considered as alternatives to any other measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of adjusted net income, adjusted net income per diluted share, adjusted EBITDA or net debt to LTM adjusted EBITDA in the future, and any such modification may be material. In addition, adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries. Additionally, adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of GAAP to Non-GAAP Financial Information

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of net income to adjusted net income and adjusted net income per diluted share
(Amounts in thousands, except per share amounts)
(Unaudited)
	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Net income as reported	$41,763	$64,307	$187,176	$127,261
Adjustments:
Stock-based compensation related to IPO (a)	—	—	—	48,927
Offering costs (b)	—	660	1,928	3,803
Management fees (c)	—	—	—	3,333
2019 sale leaseback transaction gain(d)	(2,585)	—	(2,585)	—
Club closing and impairment charges (e)	15,383	—	15,383	3,962
Charges related to extinguishing Second Lien Term Loan (f)	—	—	—	19,159
Interest and amortization on Second Lien Term Loan (g)	—	—	—	24,341
Charges and write-offs related to debt refinancing and 2019 paydown (h)	1,788	—	3,820	6,240
Windfall tax benefit from stock exercises (i)	—	(2,676)	—	(20,029)
Reduction in force severance (j)	3,994	—	3,994	—
Tax impact of adjustments to net income (k)	(5,242)	(185)	(6,311)	(30,844)
Adjusted net income	$55,101	$62,106	$203,405	$186,153

Weighted average diluted shares outstanding (l)	138,266	139,708	139,109	139,708
Adjusted net income per diluted share (m)	$0.40	$0.44	$1.46	$1.33

(a)	Represents stock-based compensation expense for certain restricted stock and stock option awards issued in connection with our IPO.

(b)	Represents costs related to our IPO, and the registered offerings by selling stockholders.

(c)	Represents management fees paid to our sponsors (or advisory affiliates thereof) in accordance with our management services agreement, which terminated upon closing of the IPO.

(d)	Represents a gain from the sale leaseback of one of our new Michigan locations.

(e)
Represents primarily closing costs associated with our clubs in Charlotte, N.C. and Geneva, N.Y., which closed in the fourth quarter of fiscal 2019 and other impairment charges. In addition, the prior year period includes impairment charges related to a club that was relocated in fiscal 2018.

(f)	Represents the write-off of certain deferred financing charges and a prepayment penalty associated with the payoff of our Second Lien Term Loan.

(g)	Represents the historical interest expense associated with the Second Lien Term Loan that was paid in full with proceeds from our IPO.

(h)
Represents the fees and write-off of deferred fees and original issue discount associated with the partial paydown and 2019 repricing of our First Lien Term Loan and the 2018 repricing of the Company’s First Lien Term Loan and ABL Facility.

(i)	Represents the windfall tax benefit to the Company due to the exercise of stock options by certain former employees of the Company.

(j)	Represents severance charges associated with a reduction in workforce announced in January 2020.

(k)	Represents the tax effect of the above adjustments at an statutory tax rate of approximately 28% for both periods ended February 1, 2020 and February 2, 2019.

(l)	Weighted average diluted shares outstanding for the 52 Weeks Ended February 2, 2019 period is based on weighted average diluted shares outstanding for the 13 Weeks Ended February 2, 2019.

(m)	Adjusted net income per diluted share is measured using weighted average diluted shares outstanding.

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to Adjusted EBITDA
(Amounts in thousands)
(Unaudited)
	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Income from continuing operations	$42,183	$63,713	$187,757	$127,092
Interest expense, net	25,956	26,748	108,230	164,535
Provision for income taxes	13,705	19,421	56,212	11,826
Depreciation and amortization	40,080	39,789	157,000	162,223
Stock-based compensation expense (a)	4,812	2,932	18,796	58,917
Pre-opening expenses (b)	4,425	2,053	15,152	6,118
Management fees (c)	—	—	—	3,333
Non-cash rent (d)	2,043	1,273	8,374	4,864
Strategic consulting (e)	—	10,917	11,349	33,486
Reduction in force severance (f)	3,994	—	3,994	—
Offering costs(g)	—	660	1,928	3,803
Club closing and Impairment charges (h)	15,383	—	15,383	4,237
Other adjustments (i)	(2,364)	(2,137)	(2,551)	(2,008)
Adjusted EBITDA	$150,217	$165,369	$581,624	$578,426

(a)	Represents total stock-based compensation expense and includes expense related to certain restricted stock and stock option awards issued in connection with our IPO.

(b)	Represents direct incremental costs of opening or relocating a facility that are charged to operations as incurred.

(c)	Represents management fees paid to our sponsors (or advisory affiliates thereof) in accordance with our management services agreement, which terminated upon closing of the IPO.

(d)	Consists of an adjustment to remove the non-cash portion of rent expense.

(e)	Represents fees paid to external consultants for strategic initiatives of limited duration.

(f)	Represents severance charges associated with a reduction in workforce announced in January 2020.

(g)	Represents costs related to our IPO and the registered offerings by selling stockholders.

(h)
Represents primarily closing costs associated with our clubs in Charlotte, N.C. and Geneva, N.Y., which closed in the fourth quarter of fiscal 2019 and other impairment charges. In addition, the prior year period includes impairment charges related to a club that was relocated in fiscal 2018.

(i)
Other non-cash items, including a gain from the sale leaseback of one of our new Michigan locations, non-cash accretion on asset retirement obligations, termination costs to former executives and obligations associated with our post-retirement medical plan. Fiscal 2018 also includes amortization of a deferred gain from sale leaseback transactions in 2013.

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to Free Cash Flow
(Amounts in thousands)
(Unaudited)
	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended		52 Weeks Ended
	February 1, 2020	February 2, 2019	February 1, 2020		February 2, 2019
Net Cash provided by operating activities	$133,621	$176,210	$355,143		$427,103
Less: Additions to property and equipment, net of disposals	52,473	42,573	196,901		145,913
Plus: Proceeds from sale leaseback transaction	21,606	—	21,606		—
Free cash flow	$102,754	$133,637	$179,848	—	$281,190

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of Net Debt and Net Debt to LTM adjusted EBITDA
(Amounts in thousands)
(Unaudited)
February 1, 2020
Total debt	$1,680,685
Less: Cash and cash equivalents	30,204
Net Debt	$1,650,481

LTM Adjusted EBITDA	$581,624

Net debt to LTM adjusted EBITDA	2.8x

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
Fiscal 2020 Outlook for Adjusted EBITDA
(Amounts in millions)
(Unaudited)
	Fiscal 2020 Outlook
	Low End	High End
Income from continuing operations	$214	$237
Interest expense, net	90	85
Provision for income taxes	80	88
Depreciation and amortization	164	168
Stock-based compensation	24	24
Pre-opening expenses (a)	15	15
Non-cash rent (b)	8	8
Adjusted EBITDA	$595	$625

(a)	Represents direct incremental costs of opening or relocating a facility that are charged to operations as incurred.

(b)	Consists of an adjustment to remove the non-cash portion of rent expense.

Investor Contact:
Faten Freiha, BJ's Wholesale Club
(774) 512-6320
ffreiha@bjs.com

Media Contact:
Kirk Saville, BJ’s Wholesale Club
(774) 512-7425
ksaville@bjs.com